COACHMEN INDUSTRIES, INC.

2831 Dexter Drive • P.O. Box 3300 • Elkhart, Indiana 46515 • 574/262-0123 • Fax 574/262-8823

NEWS RELEASE

For immediate release, Monday, May 7, 2007

COACHMEN INDUSTRIES, INC. DECLARES REGULAR QUARTERLY DIVIDEND

Elkhart, Ind. - Coachmen Industries, Inc. (NYSE: COA) today announced that its Board of Directors has declared a $0.03 per share regular quarterly dividend.  The dividend will be distributed on June 14, 2007 to shareholders of record as of May 24, 2007.  This is the 99th consecutive quarter that Coachmen Industries has paid dividends.  The $0.03 rate is unchanged from the last quarter. Coachmen Industries has approximately 15.8 million shares of common stock outstanding.

Coachmen Industries, Inc., through its prominent industry subsidiaries, is one of America’s leading manufacturers of recreational vehicles, systems-built homes and commercial buildings. The Company’s well-known RV brand names include COACHMEN®, GEORGIE BOY™, SPORTSCOACH® and VIKING®. Coachmen’s ALL AMERICAN HOMES® subsidiary is one of the nation’s largest producers of systems-built homes, and also a major builder of multi-family residential and commercial structures with its ALL AMERICAN BUILDING SYSTEMS™ products. Coachmen Industries, Inc. is a publicly held company with stock listed on the New York Stock Exchange (NYSE) under the ticker COA.

For more information:

Jeffery A. Tryka, CFA

Director of Planning and Investor Relations

574-262-0123

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